EXHIBIT 5

800 Boylston Street, 17thFloor

Boston, MA 02199

(617) 424-2111

56 Prospect Street, Hartford, CT 06103-2818

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Phone:  (860) 665-5000

Richard J. Morrison

Assistant Secretary

May 17, 2013

NSTAR Electric Company

800 Boylston Street

Boston, Massachusetts 02199

Re:

NSTAR Electric Company Floating Rate Debentures due May 17, 2016

Ladies and Gentlemen:

I am Assistant Secretary of Northeast Utilities, Secretary of NSTAR Electric Company, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Company”), and the managing corporate and securities attorney within the legal department of Northeast Utilities.  I have acted as counsel to the Company in connection with the issuance and sale to the public of $200,000,000 aggregate principal amount of the Company’s Floating Rate Debentures due May 17, 2016 (the “Debentures”) pursuant to an Underwriting Agreement, dated May 14, 2013, among Barclays Capital Inc. and RBC Capital Markets, LLC and the Company (the “Underwriting Agreement”).  The Debentures were issued under an indenture dated as of September 1, 1988 (the “Indenture”), between NSTAR Electric (formerly Boston Edison Company) and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York, as successor to Bank of Montreal Trust Company), as trustee. The Company has registered the Debentures with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (Commission file no. 333-188345-03, the “Registration Statement”).  The Debentures were issued on May 17, 2013.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated May 14, 2013 (the “Prospectus”), and its exhibits, including the organizational documents of the Company, the Indenture and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.  In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity

NSTAR Electric Company

May 17, 2013

with the originals of all documents submitted to me as copies.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Debentures constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

1.

I express no opinion regarding the effectiveness of any waiver in respect of the Debentures of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

2.

My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Debentures or the Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

3.

In addition, I express no opinion as to any provisions of the Debentures or the Indenture regarding the remedies available to any person (a) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Debentures or the Indenture, or (b) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Debentures or the Indenture.

4.

I am a member of the bar of the Commonwealth of Massachusetts.  The opinion expressed above is limited to the current laws of the Commonwealth of Massachusetts, the current federal law of the United States and to the facts as they exist on the date hereof.  I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transactions contemplated by the Registration Statement and Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for

NSTAR Electric Company

May 17, 2013

any other purpose or relied upon by any other person for any purpose without our prior written consent (including by any person that acquires Debentures from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 22, 2013, which is incorporated by reference in the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/S/ RICHARD J. MORRISON

Richard J. Morrison